SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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LTC PROPERTIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2002

Our 2002 annual meeting of stockholders will be held on Friday, April 26, 2002 at 9:00 a.m., local time, at Marriott Residence Inn, Oxnard, California 93030, for the following purposes:

(1)	To elect a board of five directors for the ensuing year or until the election and qualification of their respective successors;

(2)	To transact such other business as may properly come before the meeting.

Only stockholders whose names appear of record on our books at the close of business on March 8, 2002 are entitled to notice of, and to vote at, such annual meeting or any adjournments of such annual meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy promptly in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

By	Order of the Board of Directors

WE	NDY L. SIMPSON
Vic	e Chairman and Chief Financial Officer

Oxnard, California
March 18, 2002

IMPORTANT: Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the enclosed stamped envelope.

LTC PROPERTIES, INC.

PROXY STATEMENT

Solicitation

This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on April 26, 2002 and at any and all adjournments of our annual meeting. The approximate date on which this proxy statement and the form of proxy solicited on behalf of our Board of Directors will be sent to our stockholders is March 22, 2002.

Voting Rights

On March 8, 2002, the record date for the determination of stockholders entitled to notice of, and to vote at, our annual meeting, we had 18,393,322 shares of common stock outstanding. Each share of common stock is entitled to one vote on all matters properly brought before the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum for the transaction of business at the annual meeting.

Voting of Proxies

Shares of common stock represented by all properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted FOR the election of the nominees named in this Proxy Statement as Directors.

Our management and Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein; no stockholder proposals were received by us on or before February 15, 2002, the deadline for inclusion of such proposals in this Proxy Statement. Other business may properly come before the annual meeting, and in that event, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to our Corporate Secretary that the proxy is revoked, by delivering to us a later-dated proxy executed by the person executing the prior proxy, or by attending the annual meeting and voting in person.

Our principal executive offices are located at 300 Esplanade Drive, Suite 1860, Oxnard, California, 93030.

PROPOSAL 1

ELECTION OF DIRECTORS

At the annual meeting, five directors will be elected to hold office until the 2003 annual meeting of stockholders and, in each case, until their respective successors have been duly elected and qualified.

The nominees for election as directors at the annual meeting are Andre C. Dimitriadis, Edmund C. King, Wendy L. Simpson, Timothy J. Triche, M.D. and Sam Yellen, each of whom is presently serving as a director of our company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2003 annual meeting of stockholders and until their respective successors have been duly elected and qualified.

If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of common stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

DIRECTORS AND EXECUTIVE OFFICERS

This table shows information concerning our directors and executive officers as of March 15, 2002. Each executive officer is elected by the directors, serves at the pleasure of the Board of Directors and holds office until a successor is elected or until resignation or removal.

Name	Age	Position

Andre C. Dimitriadis	61	Chairman, Chief Executive Officer, President and Director
Alex J. Chavez	37	Senior Vice President and Treasurer

Christopher T. Ishikawa	38	Executive Vice President and Chief Investment Officer
Edmund C. King	67	Director

Julia L. Kopta	52	Executive Vice President, General Counsel and Corporate Secretary

Wendy L. Simpson	52	Vice Chairman, Chief Financial Officer and Director
Timothy J. Triche, M.D.	58	Director
Sam Yellen	71	Director

Andre C. Dimitriadis founded LTC Properties in 1992 and has been its Chairman and Chief Executive officer since its inception. In 2000 Mr. Dimitriadis also assumed the position of President. Mr. Dimitriadis is a director of CLC Healthcare, Inc., Magellan Health Services and Assisted Living Concepts, Inc.

Alex J. Chavez has served as Senior Vice President and Treasurer since February 2001 and Vice President and Treasurer since December 1999. Prior to that, he served as Director of Finance since June 1996 and became Vice President in September 1997. Prior to joining LTC, he was employed by the international accounting firm of Ernst & Young LLP, where he served as an Audit Manager specializing in the health care and real estate industries from 1990 to 1996.

Christopher T. Ishikawa has served as Executive Vice President and Chief Investment Officer since February 2001. Mr. Ishikawa served as Senior Vice President and Chief Investment Officer from September 1997 through January 2001 and prior to that, he served as Vice President and Treasurer of LTC Properties since April 1995. Mr. Ishikawa is a director of CLC Healthcare, Inc.

Edmund C. King is a general partner of Trouver Capital Partners, an investment banking firm located in Los Angeles, California and Provo, Utah. Previously, Mr. King was Ernst & Young LLP’s Southern California senior health care partner from 1973 through September 30, 1991. Mr. King has been a director since 1992.

Julia L. Kopta has served as Executive Vice President, General Counsel and Corporate Secretary since February 2001 and served as Senior Vice President, General Counsel and Corporate Secretary from January 2000 through January 2001. Prior to that, she served as Special Counsel to the Chief Executive Officer of Coram Healthcare Corporation from September 1999 through November 1999. From October 1993 to October 1997, she served as Executive Vice President, General Counsel and Corporate Secretary of Transitional Hospitals Corporation.

Wendy L. Simpson has been Vice Chairman since April 2000 and Vice Chairman and Chief Financial Officer since July 2000. Prior to that she was a financial advisor to Coram Healthcare Corporation, a healthcare organization, from November 1999 through March 31, 2000. Ms. Simpson joined Coram as Executive Vice President and Chief Financial Officer in March 1998 and resigned in November 1999. Prior to joining Coram, Ms. Simpson was Executive Vice President, Chief Financial Officer, Chief Operating Officer and director of Transitional Hospitals Corporation from December 1994 to August 1997 and Senior Vice President and Chief Financial Officer from July 1994 to December 1994. Coram Healthcare commenced bankruptcy proceedings in August 2000. Ms. Simpson has been a director since 1995 and a director of CLC Healthcare, Inc. since 2001.

Timothy J. Triche, M.D. has been the Chairman of the Department of Pathology and Laboratory Medicine at Childrens Hospital Los Angeles since 1988. He has also been a Professor of Pathology and Pediatrics at the University of Southern California Keck School of Medicine in Los Angeles, California since 1988. Dr. Triche has been a director since May 2000.

Sam Yellen has been self-employed as a consultant since his retirement in 1990 from KPMG LLP where he was a partner since 1968. Currently, he serves as a member of the board of directors of Beverly Funding Corporation, Downey Financial Corporation, and Wedbush Morgan Securities, Inc. Mr. Yellen has been a director since 1992.

Board of Directors and Committees of the Board

During 2001, the Board of Directors met seven times and each of the incumbent directors attended all of the meetings of the Board of Directors and committees on which the director served. The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee or other committee performing similar functions.

During 2001, the Audit Committee was comprised of Mr. Yellen, Chair, Mr. King and Dr. Triche. The Audit Committee held four meetings during fiscal 2001. The Audit Committee is authorized to select and recommend to the Board of Directors the independent auditors to serve us for the ensuing year, review with the independent accountants the scope and results of the audit, review management’s evaluation of our system of internal controls, and review non-audit professional services provided by the independent accountants and the amount of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

During 2001, the Compensation Committee was comprised of Mr. King, Chair, Dr. Triche and Mr. Yellen. The Compensation Committee held two meetings during 2001. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee also is responsible for the administration of our Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan and is authorized to determine the options and restricted stock to be granted under such plans and the terms and provisions of such options.

Each non-employee director receives a fee of $10,000 per year for services as a director plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. Furthermore, non-employee directors were reimbursed $500 for attendance on teleconference Board Meetings. In addition, we reimburse the directors for travel expenses incurred in connection with their duties as directors of our company.

Directors participate in LTC Properties’ Amended and Restated 1992 Stock Option Plan and our 1998 Equity Participation Plan. Both plans permit the Compensation Committee to grant nonqualified stock options or restricted shares to directors from time-to-time. During 2001, Dr. Triche was granted 10,000 and 15,000 stock options at exercise prices of $4.06 and $5.17, respectively. In addition, directors are eligible to participate in our Amended Deferred Compensation Plan whereby non-employee directors are entitled to receive annual deferred compensation equal to a minimum of $10,000 per year. All contributions made by us to the deferred compensation plan trust are invested in shares of our common stock. In 2001, we contributed $10,000 to the deferred compensation account for the benefit of Dr. Triche.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

This table shows information as of February 28, 2002 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to own beneficially more than 5% of our common shares based on copies received by us of the most recent Schedule 13D or 13G filings with the Securities and Exchange Commission pursuant to rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (2) each director, (3) each executive officer and (4) the directors and executive officers as a group.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Common Stock(1)(2)		Percent of Class(2)
Dunn Family Trust	2,465,800	(3)	13.4%
9255 Towne Centre Drive
Suite 925
San Diego, CA 92121
Appaloosa Management L.P.	1,015,600	(9)	5.5%
David A. Tepper
26 Main Street
Chatham, NJ 07928
Andre C. Dimitriadis	1,187,877	(4)(5)	6.4%
Christopher T. Ishikawa	227,875	(4)(5)	1.2%
Wendy L. Simpson	171,336	(4)(5)(7)	*
Julia L. Kopta	74,254	(4)(5)	*
Alex J. Chavez	46,654	(4)(5)	*
Edmund C. King	81,253	(4)(5)(6)	*
Timothy J. Triche, M.D.	8,954	(4)(5)	*
Sam Yellen	79,568	(4)(5)	*
All directors and executive officers as a group (8 persons)	1,877,771	(5)(8)	10.0%

*	Less than 1%
(1)	Except as otherwise noted below, all shares are owned beneficially by the individual or entity listed with sole voting and/or investment power.
(2)	For purposes of computing the percentages, the number of shares outstanding includes shares purchasable by such individual or entity within 60 days upon exercise of vested options.
(3)
Based solely upon information contained in a Schedule 13G provided to us, the Dunn Family Trust (“DFT”) directly owns 1,122,300 shares and had sole voting and sole dispositive power over these shares. The Trustee of DFT owns 50,000 shares jointly with his spouse and is deemed to have voting and dispositive power over these shares. Additionally, because of DFT’s position as general partner of Idanta Partners Ltd., which owns 1,293,500 shares, DFT is deemed to be beneficial owner of these shares with the sole power to vote or direct voting and the sole power to dispose of or direct disposition of these shares.

(4)
Includes 40,000, 16,000, 40,000, 12,000, 12,000, 6,000, 5,000 and 6,000 shares that may be purchased upon the exercise of options by Messrs. Dimitriadis, Ishikawa, Ms. Simpson, Ms. Kopta, Messrs. Chavez, King, Triche and Yellen, respectively.

(5)
Includes 75,257, 44,475, 17,891, 29,254, 13,054, 9,968, 3,954 and 9,968 shares held in the deferred compensation trust for Messrs. Dimitriadis, Ishikawa, Ms. Simpson, Ms. Kopta and Messrs. Chavez, King, Triche and Yellen, respectively. The sole voting and dispositive power is held by Harris Trust and Savings Bank as Trustee for the deferred compensation trust.

(6)	Includes 1,685 shares held by spouse in an individual retirement account.
(7)	Includes 5,315 shares held by spouse in an individual retirement account.
(8)	Includes 137,000 shares that may be purchased upon the exercise of options.
(9)	On March 18, 2002, Appaloosa Management, L.P. filed a Schedule 13G reflecting an ownership of 855,000 shares which is less than a 5% ownership.

EXECUTIVE COMPENSATION

This table shows the compensation paid for the last three fiscal years to the Chief Executive Officer and the other four most highly paid executive officers in 2001.

				Long Term Compensation
	Annual Compensation			Restricted Stock Awards(1)	Securities Underlying Options	All Other Compensation
Name & Principal Position	Year	Salary	Bonus
Andre C. Dimitriadis	2001	$400,000	$—	$—	$—	$1,679,840	(2)
Chairman, Chief Executive	2000	400,000	260,000	—	100,000	62,400	(8)
Officer and President	1999	400,000	—	248,860	—	562,400	(8)
Wendy L. Simpson	2001	300,000	250,000	—	—	96,598	(3)
Vice Chairman &	2000	218,269	87,000	—	100,000	37,500	(4)
Chief Financial Officer	1999	—	—	35,420	—	21,000	(5)
Christopher T. Ishikawa	2001	225,000	225,000	—	14,000	72,155	(7)
Executive Vice President &	2000	225,000	82,000	—	40,000	23,500	(8)
Chief Investment Officer	1999	225,000	—	96,600	—	143,500	(8)
Julia L. Kopta	2001	225,000	225,000	—	14,000	26,000	(8)
Executive Vice President,	2000	225,000	82,000	140,882	30,000	93,050	(8)
General Counsel & Secretary	1999	—	—	—	—	—
James J. Pieczynski	2001	150,540	—	—	—	285,331	(7)
Chief Strategic Planning Officer	2000	265,000	66,000	—	50,000	12,400	(8)
	1999	265,000	—	136,620	—	171,000	(8)

(1)
Restricted stock awards are valued at their fair market value based on the per share closing price of the Company’s common stock on the New York Stock Exchange on the date of grant. In January 2000, Ms. Kopta was granted 20,000 shares of restricted stock. In March 1999, all outstanding shares of restricted stock were cancelled and replaced with a new restricted stock grant with a performance based vesting schedule. In connection with this, during 1999 Messrs. Dimitriadis, Pieczynski, Ishikawa and Ms. Simpson were granted net new shares of 21,640, 11,880, 8,400 and 3,080, respectively. Upon his resignation from our company in August 2001, Mr. Pieczynski forfeited 49,896 shares of restricted stock. Restricted stock holdings as of December 31, 2001 and their fair market value based on the per share closing price of $6.27 on December 31, 2001 were as follows:

Name	Number of Restricted Shares	Value on December 31, 2001
Andre C. Dimitriadis	90,888	$569,868
Christopher T. Ishikawa	35,280	221,206
Julia L. Kopta	16,000	100,320
Wendy L. Simpson	12,936	81,109

Dividends are payable on the restricted shares to the extent and on the same date as dividends are paid on our common stock. Messrs. Dimitriadis, Ishikawa and Ms. Simpson vested in 38,952, 15,120 and 5,544 shares, respectively in 1999. Ms. Kopta’s restricted shares vest at the rate of 20% per year, with no other restrictions, beginning January 2001. The remaining restricted shares vest at the rate of 10% of the original unvested amount per year beginning January 1, 2001 provided that the Company’s funds from operations per share has increased in the previous year.

The Company’s funds from operations in 2001 did not exceed funds from operations in 2000 therefore; Messrs. Dimitriadis, Ishikawa and Ms. Simpson did not vest in any restricted stock as of January 1, 2002. There were no restricted stock options granted during the year ended December 31, 2001.

(2)	Represents a $62,400 contribution to Mr. Dimitriadis’ deferred compensation account and $1,617,440 in reduction in Employee and Director Stock Option Loans.

(3)	Represents a $30,000 contribution to Ms. Simpson’s deferred compensation account and $66,598 in reduction in Employee and Director Stock Option Loans.

(4)	Represents a $30,000 contribution to Ms. Simpson’s deferred compensation account and $7,500 in Board Fees paid prior to Ms. Simpson becoming an employee in 2000.

(5)	Represents a $10,000 contribution to Ms. Simpson’s deferred compensation account and $11,000 in Board Fees paid.

(6)	Represents a $26,000 contribution to Mr. Ishikawa’s deferred compensation account and $46,155 in reduction in Employee and Director Stock Option Loans.

(7)	Represents a reduction in Employee and Director Stock Option Loans.

(8)	Represents the contribution to the named individual’s deferred compensation account.

AGGREGATED OPTION EXERCISES IN 2001 AND OPTION VALUES
AT DECEMBER 31, 2001

This table shows the number of stock options granted during the period ended December 31, 2001 to each of our executive officers and the value of unexercised options held as of December 31, 2001.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise or Base Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option for Option Term
					5%(1)	10%(1)
Christopher T. Ishikawa	14,000	13.7%	$5.17	October 3, 2011	$45,500	$115,360
Julia L. Kopta	14,000	13.7%	$5.17	October 3, 2011	$45,500	$115,360

(1)	An assumed annual rate of appreciation of 5% and 10% on $5.17 would result in the price of our common stock increasing to $8.42 and $13.41, respectively at the expiration date of the options.

During 2001, no options were exercised by any of our executive officers. This table shows the number of stock options held by each of our executive officers as of December 31, 2001 and the value of their unexercised options based on our closing price on December 31, 2001.

Name	Shares Acquired on Exercise	Value Realized	Securities Underlying Unexercised Options at December 31, 2001		Value of Unexercised Options
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andre C. Dimitriadis	—	$—	20,000	80,000	$17,900	$71,600
Wendy L. Simpson	—	—	20,000	80,000	18,963	75,850
Christopher T. Ishikawa	—	—	8,000	46,000	7,160	44,040
Julia L. Kopta	—	—	6,000	38,000	5,370	36,880
Alex J. Chavez	—	—	6,000	24,000	5,370	21,480

Employment Agreements

On March 26, 1999, we entered into employment agreements with Messrs. Dimitriadis and Ishikawa. The employment agreements dated March 26, 1999 amend and restate employment agreements dated June 30, 1998 between LTC Properties and Messrs. Dimitriadis and Ishikawa. Mr. Dimitriadis, as Chairman, Chief Executive Officer and President, has been provided with a four-year “ever-green” employment contract. Mr. Dimitriadis’ current annual base salary is $400,000. Mr. Ishikawa, as Executive Vice President and Chief Investment Officer, has been provided with a two-year “ever-green” employment contract. Mr. Ishikawa’s current annual base salary is $250,000.

On January 1, 2000, we entered into an employment agreement with Ms. Kopta. Ms. Kopta, as Executive Vice President, General Counsel and Secretary has been provided with a one-year “ever-green” employment contract. Ms. Kopta’s current base salary is $250,000.

On April 10, 2000, we entered into an employment agreement with Ms. Simpson. Ms. Simpson, as Vice Chairman and Chief Financial Officer has been provided with a one-year “ever-green” employment contract. Ms. Simpson’s current base salary is $300,000.

On September 4, 2001, we entered into an employment agreement with Mr. Chavez. Mr. Chavez, as Senior Vice President and Treasurer has been provided with a one-year “ever-green” employment contract. Mr. Chavez’s current base salary is $150,000.

The employment agreements provide that the base salaries may be increased at the discretion of our Board of Directors. Any increase in base salary will automatically amend each executive’s respective employment agreement to provide that thereafter the executive’s annual base salary will not be less than the increased base salary approved by our Board of Directors.

If the executive officer’s employment is terminated for any reason, except for a termination for cause or a voluntary resignation without a good reason or a change in control of our company, then we will pay the executive officer a lump sum severance payment equal to four times base salary for Mr. Dimitriadis, two times base salary for Mr. Ishikawa and Ms. Simpson and one times base salary for Mr. Chavez and Ms. Kopta. Upon a change in control of our company whether or not the executive officer’s employment is terminated, we will pay the executive officer a severance payment in cash equal to $5,000,000 for Mr. Dimitriadis, $1,000,000 for Mr. Ishikawa and two times base salary for Ms. Kopta, Ms. Simpson and Mr. Chavez. In addition, if any payment or benefit received by these executive officers from us subjects the executive officer to excise taxes under the “golden parachute” rules on payments and benefits, the executive officer will be entitled to receive an additional amount (a “gross-up payment” to make the executive officer whole for these excise taxes (and for all taxes on the gross-up payment). Notwithstanding the foregoing, we will have no liability if a executive officer’s employment is terminated for cause or by voluntary resignation without a good reason. During the term of his employment by us, each executive officer will devote the time necessary to provide the services reasonably required by our Board of Directors and will not, without the express approval of our Board of Directors, engage for his own account or for the account of any other person or entity, in a business which competes with us.

On August 12, 2001 we entered into an Amended and Restated Separation Agreement and Release with Mr. Pieczynski. On that date, Mr. Pieczynski resigned as a Board Member and Chief Strategic Planning Officer of our company. The agreement provides that we would reduce the balance of his Employee and Director Stock Option Loan from $759,723 to $474,392, a $285,331 reduction. The agreement further provides that Mr. Pieczynski would immediately receive 48,801 shares of our stock held in his name in the Deferred Compensation Plan and allowed Mr. Pieczynski to retain 20,000 unvested options. Additionally, Mr. Pieczynski gave our company an irrevocable proxy to vote shares he owns of our company and of CLC Healthcare, Inc. These proxies expire on August 12, 2003.

Certain Transactions

At LTC Healthcare Inc.’s annual meeting of stockholders held February 6, 2002, the stockholders approved a change in the name of LTC Healthcare, Inc. to CLC Healthcare, Inc. (“CLC”).

During 1998, we completed the spin-off of all CLC voting common stock through a taxable dividend distribution to the holders of our company’s common stock, Cumulative Convertible Series C Preferred Stock and Convertible Subordinated Debentures. Upon completion of the distribution, CLC began operating as a separate public company. Beginning in September 1999, CLC began operating skilled nursing facilities owned or financed by us and from that date through the current date, assumed operations of additional facilities and closed certain facilities on our company’s behalf. These facilities were previously financed or leased to operators who experienced financial difficulties to such extent that the operators were not able to comply with lease provisions or debt provisions underlying the properties. As such, CLC primarily assumed operations for these properties that were in need of assistance. As a result CLC took over operations of troubled facilities and was not able to pay, nor did we record as income, rent under its leases or interest on its line of credit with us in 2001.

As of December 31, 2001, 24 of our company’s skilled nursing facilities with 2,651 beds, which represents approximately 9.8%, or $58,151,000 (including impairments totaling $2,964,000 on three facilities) of our direct real estate investment portfolio were leased to CLC. Rents under these leases totaled approximately $3,148,000, annually. These leases were cancelled and replaced with new leases in January 2002 as more fully discussed below. In addition, CLC operates one skilled nursing facility securing a mortgage loan payable to a REMIC pool originated by us.

Subsequent to December 31, 2001, we sold to an unrelated party two properties in Illinois operated by CLC. CLC will continue to operate these facilities until the new owner obtains a license and regulatory approval. Additionally, subsequent to December 31, 2001, we agreed to sell a wholly owned subsidiary, LTC-Fort Tucum, Inc. to CLC for a $500,000 note bearing no interest for one year and thereafter interest at 8% annually for two years. CLC has certain rights to extend the note at its maturity. LTC-Fort Tucum, now owned by CLC has acquired two skilled nursing facilities in New Mexico, previously operated by Integrated Health Services, Inc., in a deed-in-lieu of foreclosure transaction. These properties are financed with debt from a REMIC pool originated by our company. CLC expects to begin operating the two facilities during the second quarter of 2002. Additionally, in January 2001, we acquired a skilled nursing facility in Texas operated by CLC through the assumption of a $1,357,000 mortgage loan payable to a REMIC pool originated by our company and a cash payment of $505,000.

As a result of the subsequent events, our company leases 23 facilities to CLC under individual six-year leases that provide for total rents of $3,000,000; $4,000,000; $4,750,000; $5,350,000; $5,900,000 and $6,500,000 respectively, in years 2002 through 2007. The leases contain two five-year renewal options with increases of 2% annually. These leases have cross default provisions and a provision for acceleration should there be a change of control, as defined in the lease, of CLC. Additionally, CLC owns and operates the two New Mexico facilities discussed above that are financed with mortgage loans payable to a REMIC pool originated by our company.

CLC owned $8,500,000 face value of 7.5% convertible subordinated debentures of Regent Assisted Living, Inc. (“Regent”). These debentures were part of the collateral securing amounts owed to us by CLC. During 2001, Regent announced that it had appointed financial advisors to evaluate strategic alternatives and had approached us about rent concessions on five assisted living facilities leased from us. During the third quarter of 2001, as a result of several uncured events of default, we terminated the five leases with Regent and released the facilities to another operator for comparable rents. We believed that Regent’s financial problems would cause them to default under their 7.5% convertible debentures. On November 21, 2001, we entered into a Securities Purchase Agreement with CLC pursuant to which our company purchased from CLC their 7.5% convertible subordinated debentures of Regent for $7,800,000. The purchase price of $7,800,000 was applied to reduce total indebtedness owed by CLC to us. The purchase price represented our estimate of the fair market value of the debentures. Additionally we purchased Regent convertible subordinated debentures with an aggregate face value of $410,000 from our Chairman, CEO and President, Mr. Andre C. Dimitriadis, another current officer and a former officer of our company. Mr. Dimitriadis owned $160,000 in face value and cost basis of the Regent debentures. At the request of the Audit Committee of the Board of Directors, Mr. Dimitriadis agreed to sell us his debentures for $1.00 in order to avoid any appearance of self-interest or impropriety in his recommending to the Board the purchase of these debentures. The other current officer and the former officer, neither a Board Member, received $125,000 in the aggregate which represented 50% of the face value and cost basis of the debentures they owned. At this point, we owned 99% of Regent’s convertible subordinated debentures. We then entered into an agreement with Regent to apply all of these debentures as part of the consideration necessary to acquire two assisted living centers with a total of 222 units from Regent. The total cost of these two facilities was approximately $26,116,000 and was paid by assuming $17,942,000 of non-recourse debt with a weighted average interest rate of 8.56% and tendering the debentures to Regent. We leased these two facilities to the same operator that leased the other five facilities previously operated by Regent. The annual lease amount on these two facilities is $1,800,000 in year one, increasing by $200,000 in the second and third years, by $100,000 in years four and five and then by 2% each year thereafter. We no longer have any facilities operated by or financed with Regent nor do we or CLC own any Regent securities.

On December 17, 2001, our company entered into an Assignment and Assumption Agreement (“Agreement”) with Healthcare Holdings, Inc. (“Holdings”), a wholly owned subsidiary of CLC, to sell to Holdings the right to receive common stock of ALC to be distributed pursuant to the First Amended Joint Plan of Reorganization of Assisted Living Concepts, Inc. and Carriage House Assisted Living, Inc. (“Plan”). The Plan was subsequently confirmed at a hearing on December 5, 2001.

On December 31, 2001, Holdings issued a Promissory Note (“Note”) in accordance with the Agreement in the face amount of $7,000,000 in payment for the right to receive 1,238,076 shares of ALC common stock distributed pursuant to the Plan (approximately $5.65 per share). The price of the shares was determined by reference to Exhibit G, Volume II of II of ALC’s First Amended Joint Plan of Reorganization. This Exhibit G reported that the projected stockholders’ equity of ALC upon emergence from bankruptcy to be $32,799,000 and to be $37,117,000 on December 31, 2002. ALC issued 6,500,000 shares of new common stock at emergence which results in a calculated valuation of $5.05 and $5.71 per share value as of January 1, 2002 and December 31, 2002, respectively. The Note is for a term of five years and bears interest at 5.0%, compounded annually and accruing to the principal balance plus interest at 2.0% on the original principal of $7,000,000 payable in cash annually. The Note is a full recourse obligation of Holdings and is secured by all of the assets owned now or in the future by Holdings and contains a provision for acceleration should there be a change of control of Holdings or CLC.

Prior to ALC’s emergence from bankruptcy, Holdings owned $5,715,000 face value of ALC’s 5.625% convertible subordinated debentures and 30,847 shares of ALC’s common stock. As a result of the Plan, Holdings received $1,382,000 of ALC’s new Senior Secured Notes bearing interest at 10.0% per annum, payable semi-annually in arrears; $524,000 of new Junior Secured Notes bearing interest payable in additional new Junior Secured Notes for three years at 8.0% per annum and thereafter payable in cash at 12.0% per annum, payable semi-annually in arrears and 214,250 shares of ALC common stock. Additionally, Holdings received 468 shares of ALC common stock in exchange for the 30,847 shares owned prior to emergence. All of these securities are additional collateral for the $7,000,000 note but have not been given value on our company’s balance sheet. At December 31, 2001, the fair market value of these additional securities was approximately $2,052,000. At December 31, 2001, we recorded the Note at a value of approximately $3,095,000 which represented only the then fair market value of the 1,238,076 shares acquired by Holdings pursuant to the Agreement.

On December 20, 2001, our company entered into an agreement to acquire from CLC six skilled nursing facilities and four assisted living facilities. The total purchase price was approximately $45,860,000 subject to mortgage debt assumed of approximately $33,062,000 and minority interest of approximately $3,518,000. Of the mortgage debt assumed, $16,395,000 was payable to REMIC pools originated by us and $16,667,000 of mortgage debt was payable to an unrelated third party. Our company and CLC relied on current appraisals of the properties in establishing the purchase/sale price. The $9,285,000 net proceeds from this transaction were used by CLC to reduce their total indebtedness to us. These properties will generate approximately $3,760,000 in annual rental income before debt service costs of $2,997,000 (of which $2,529,000 is interest expense and $467,000 is principal) resulting in $1,230,000 in additional future earnings.

Additionally, in December 2001, we agreed to forgive approximately $4,401,000 in amounts owed by CLC to us, which we had not recognized as income. This forgiveness was granted to compensate CLC for assuming operations and absorbing losses on certain facilities that our company and CLC agreed should be, and subsequently were, closed. This and the other transactions mentioned above reduced CLC’s indebtedness to us under the line of credit to $5,342,000 at December 31, 2001.

Cumulatively, the above transactions reduced CLC’s indebtedness to us by approximately $21,485,000 and will (not including recording interest income on the $7,000,000 note) increase our rental income by approximately $5,560,000 and net cash flow after debt service payments by approximately $1,297,000 in 2002.

All of the aforementioned transactions between our company and CLC were approved by the respective disinterested and/or independent members of the Board of Directors of each company. All interested and/or non-independent Board members abstained from any such vote.

In February 2002, the independent members of CLC’s Board of Directors approved, in principle, an Administrative Services Agreement between CLC and our company. This agreement would terminate on June 30, 2007 and provide that during its term, we will provide office space and certain management and administrative services to CLC for a fee of approximately $1,000,000 per year beginning as of July 1, 2002. Currently, several of our company’s Directors and Officers also serve as Directors and/or Officers of CLC.

In April 2001, our company’s Board of Directors approved an indemnification agreement covering four of our officers who also serve as officers of CLC and one current CLC outside director.

During 2001, our company sold all 180,000 shares of CLC common stock it owned at December 31, 2000. The shares were sold to CLC for $225,000, excluding selling commissions, which was the fair market value as of the date of sale. We recognized a loss of $386,000 on the sale of these shares. Our company sold these shares because the recently enacted Tax Relief Extension Act of 1999 (“Act”) provides that, subject to certain exceptions for taxable years commencing after December 31, 2000, a REIT may not own more than 10% of the total value of the securities of any corporation. Without qualifying as safe harbor debt, securities under the Act include the line of credit provided by us to CLC. In order to qualify as safe harbor debt and retain REIT status, our company was required to hold only such debt or the shares.

We have provided CLC with a $20,000,000 secured line of credit that bears interest at 10% and matures in April 1, 2008. This agreement contains a provision for acceleration should there be a change of control of CLC. As of December 31, 2001, $5,342,000 was outstanding under the line of credit. Under the terms of our Senior Secured Revolving Line of Credit, we are permitted to loan CLC up to $25,000,000. Our company and CLC have not increased the $20,000,000 secured line of credit between the companies. Should any such amendment be proposed, it would need approval of the independent Board members of each company’s board. During the years ended December 31, 2001 we recorded no interest income on the average outstanding principal balance under the line of credit.

While we believe that CLC has significantly improved the operations of the nursing facilities it operates, we will continue to record amounts due from CLC based on our evaluation of collectibility during 2002.

Pursuant to an intercompany agreement entered into at the time CLC was formed, CLC has agreed not to engage in activities or make investments that involve real estate, unless it has first provided written notice to us of the material terms and conditions of such activities or investments, and we have determined not to pursue such activities or investments either by providing written notice to CLC rejecting the opportunity or by allowing a 10-day notice period to lapse. Pursuant to the intercompany agreement, CLC and our company also agreed to notify each other of, and make available to each other, investment opportunities that they develop or of which they become aware but are unable or unwilling to pursue. The intercompany agreement has a term of 10 years but shall terminate earlier upon a change of control of our company.

Employee and Director Stock Option Loans—In 1997, the Board of Directors adopted a loan program designed to encourage executives, key employees, consultants and directors to acquire common stock through the exercise of options. Under the program, we made full recourse, secured loans to participants equal to the exercise price of vested options plus up to 50% of the taxable income resulting from the exercise of options. Such loans bear interest at the then current Applicable Federal Rate (“AFR”). In January 2000, the Board of Directors approved a new loan agreement for current executives and directors in the amounts of the remaining principal balance of the original loans.

The current loan agreements provide that the interest rate is 6.07% (AFR for an equivalent 3 to 9 year instrument) and interest payments are to be paid from the dividends received on the shares pledged as security for the notes during the quarter in which the interest is due. If the dividend does not fully pay the interest due or if no dividend is paid during the quarter, the unpaid interest is added to the principal balance. In addition, the notes also require the borrower to reduce principal by one-half of the most recent dividend received on the pledged shares less the interest paid on the loans from that dividend. No dividend was paid on our common shares in 2001 and all interest due on these loans were accrued to the principal amounts.

During 2001, our company granted a reduction in the loans to officers and Board Members with such loans. The loans were reduced to the sum of the shares collateralizing the notes times the net book value (“NBV”) of a share of common stock as of September 30, 2001. The NBV per share at that date was $8.60 and the closing price as reported by the NYSE was $5.13. This total reduction amounted to a non-cash charge of $2,453,000.

Of this reduction, $1,617,000 was for the loan to our Chairman, CEO and President, Mr. Andre C. Dimitriadis. At February 28, 2002, Mr. Dimitriadis directly held 1,147,877 shares of our common stock including the 333,500 shares collateralizing his note, 75,257 shares held in our deferred compensation plan and 90,888 shares of unvested restricted stock. Since inception of the note in 1997 and as of December 31, 2001, Mr. Dimitriadis has paid in cash $856,000 in interest and $615,000 in principal reduction relating to this note. Since founding our company in 1992, Mr. Dimitriadis has never sold a share of our common stock nor has he acquired any financial instrument that would guarantee him a specific price for this shares (“a collar”). As a result of the loan reduction, Mr. Dimitriadis was excluded from participating in the bonus program in 2001.

Approximately $437,000, in the aggregate, of the reduction was granted to two members of the Board of Directors who each own 46,000 shares each collateralizing the loans. One of these Board Members sold 6,680 shares in 2000 and purchased 6,680 shares in 2001 but as of December 31, 2001 has not otherwise sold shares of our common stock. As of December 31, 2001, the other Board Member has never sold a share of our common stock. As a result of these loan reductions, our company did not make a contribution to the deferred compensation plan for either of these directors in 2001.

The remaining $399,000 reduction was granted to three officers of our company. The aggregate shares collateralizing these loans are 96,500. As of December 31, 2001, none of these officers had ever sold a share of our common stock.

The maturity date of the notes is December 31, 2008 and at that time the remaining principal amount is due in full. Additionally, the notes contain a provision that allows the borrower the option of fully discharging the then remaining principal balance of the loan by tendering the pledged shares as full payment upon the event of a change of control of our company or upon the death of the borrower.

Unless the Board of Directors approves otherwise, loans must be repaid within 90 days after termination of employment for any reason, other than in connection with a change of control of our company. In 2001, the Board of Directors approved the continuation of the December 31, 2008 maturity for Mr. Pieczynski’s note when he resigned from our company.

We no longer make loans under this program and we have not made a loan since 1998. The outstanding principal and the number of shares of common stock and the market value of the common stock securing these loans at December 31, 2001 was:

		Shares Securing the Loans
Name	Outstanding Principal	Number of Shares	Market Value
Andre C. Dimitriadis	$2,911,623	333,500	$2,091,045
Christopher T. Ishikawa	209,532	24,000	150,480
Edmund C. King	401,603	46,000	288,420
Wendy Simpson	87,305	10,000	62,700
Sam Yellen	401,603	46,000	288,420

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors of the Company serves as the representative of the Board for general oversight of the Company’s financial statements and the reporting process including the systems of internal controls and has adopted a charter, a copy of which was attached as Appendix A to the proxy statement for the April 23, 2001 Annual Meeting. The Company’s management has primary responsibility for preparing our financial statements and our financial reporting process. The Company’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

(2)
The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380) including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for each calendar quarter for the Company’s Form 10-Qs and for the Company’s Annual Report on Form 10-K.

(3)
The Audit Committee will receive the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors’ independence and considered the compatibility of non-audit services with the auditors’ independence.

(4)
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Au	dit Committee

Sam	Yellen, Chair
Ed	mund C. King and
Tim	othy J. Triche, M.D.

March 18, 2002

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “interlocks” (as defined by the rules of the Securities and Exchange Commission) with respect to any member of the Compensation and Option Committee of the Board of Directors, and this Committee consists entirely of independent, non-employee directors.

COMPENSATION AND OPTION COMMITTEE REPORT

The Compensation and Option Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

During 2001, the Compensation Committee was comprised of Mr. King, Chair and Dr. Triche and Mr. Yellen. The Compensation Committee reviews and approves the compensation of our executive officers and determines our general compensation policy. The Compensation Committee is also responsible for the administration of our Restated 1992 Stock Option Plan and 1998 Equity Participation Plan. The Compensation Committee is authorized to determine the options and restricted stock awards to be granted under such plans and the terms and provisions of such options and restricted stock awards. We have five executive officers, one of which is our Chief Executive Officer.

Compensation Philosophy

The Compensation Committee endeavors to ensure that the compensation programs for our executive officers are effective in attracting and retaining key executives responsible for our company’s success and are administered in appropriate fashion in the long-term interests of our company and our stockholders. The Compensation Committee seeks to align total compensation for executive management with our overall performance as well as the individual performance of each executive officer. Our compensation package, which currently is comprised of base salary, bonuses, deferred compensation, stock options and restricted stock, is intended to reinforce management’s commitment to enhancing profitability and stockholder value.

The policies of the Compensation Committee may be summarized as follows:

(1)	LTC Properties’ compensation programs are designed to attract, motivate and retain qualified key executives;

(2)	An executive’s salary, bonuses and incentive compensation and other benefit programs should reflect both the Company’s performance as a whole and the executive’s individual performance and effort;

(3)	LTC Properties’ compensation programs should enable the executive to have a financial interest in the Company that parallels the financial interests of the Company’s stockholders.

In determining the level and composition of compensation for the executive officers, the Compensation Committee considers various corporate performance measures, both in absolute terms and in relation to similar companies, and individual performance measures. Although the Compensation Committee considers funds from operations per share as an important measure of our performance, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Compensation Committee also may evaluate the following factors in establishing executive compensation: (a) periodically, the comparative compensation surveys and other material concerning compensation levels and stock grants at similar companies; (b) our historical compensation levels and stock awards; (c) overall competitive environment for executives and the level of compensation necessary to attract and retain executive talent; (d) financial performance of other real estate investment trusts and its peer group relative to market condition; and (e) from time to time, the

Compensation Committee may seek the advice of an independent compensation consultant in assessing its overall compensation philosophy. The Compensation Committee assigns no specific weight to any of the factors discussed above in establishing executive compensation.

Base Salaries

Base salaries are reviewed and adjusted by the Compensation Committee on an annual basis. The Compensation Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group. In determining an individual executive’s actual base salary, the Compensation Committee also considers other factors, which may include the executive’s past performance and contributions to our success. Base compensation for Messrs. Dimitriadis, Ms. Simpson, Mr. Ishikawa, Ms. Kopta and Mr. Chavez as of January 1, 2002 were $400,000; $300,000; $250,000; $250,000 and $150,000 respectively.

Bonuses

Bonuses are awarded based on our overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments. The regulatory and reimbursement environments in which nursing homes operate experienced significant adverse changes, beginning in 1998, that are still continuing. The negative impact of these changes caused many long-term care operating companies, including certain companies that operate some of our properties, to file for reorganization under Chapter 11 of the Bankruptcy Code. In connection with this, management has been pro-active in reducing our exposure to properties operated by troubled operators.

We believe that the adverse operational and financial changes in the nursing home industry directly impacted our negotiations with its lenders in 2000 relating to the renewal of the then existing bank credit agreements. Several lenders, who had historically supported and financed health care companies, communicated their intention to exit or drastically limit their exposure to health care companies, and as a result, to us as owners/lessors and lenders to health care operators.

In this difficult environment, management secured a new, four-year credit agreement with its lenders and has undertaken strategies, including a program of selected asset sales, designed to de-leverage our company and improve the equity value of our stockholders.

The Compensation Committee recommended that bonuses be paid to Ms. Simpson, Mr. Ishikawa, Ms. Kopta, and Mr. Chavez of $250,000, $225,000, $225,000 and $150,000, respectively.

Stock Option Plans

We have adopted the Restated 1992 Stock Option Plan and the 1998 Equity Participation Plan under which awards may be granted including stock options (incentive or non-qualified), stock appreciation rights, restricted stock, deferred stock and dividend equivalents. We reserved 1,400,000 shares of common stock for issuance under the Restated Plan and 500,000 shares for issuance under the Equity Participation Plan. Both plans are administered by the Compensation Committee which sets the terms and provisions of the awards granted under the plans. Incentive stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may only be awarded officers and other full-time employees to promote our long-term performance and specifically, to retain and motivate senior management to achieve a sustained increase in stockholder value. Non-qualified stock options, stock appreciation rights, restricted stock, deferred stock and dividend equivalents may be awarded to non-employee directors, officers, other employees, consultants and other key persons who provide services to us. Currently, the plans have no pre-set formula or criteria for determining the number of options that may be granted. The Compensation Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on our overall performance and the individual performance of the executive officers. In 2001, the Compensation Committee granted stock options to Mr. Ishikawa and Ms. Kopta in the amount of 14,000 each. All options were granted at a price of $5.17 per share.

401(k) Savings Plan

In January 2002 we implemented a 401(k) Savings Plan (the “Plan”) which is a defined contribution plan covering all of our employees who have six months or more service to our company. Each year participants may contribute up to 15% of pre-tax annual compensation (not to exceed $11,000 or $12,000 if the employee is 50 years or older). Our company will match up to 3% of salaries for our three vice-presidents and contribute 3% of the individual’s salary for staff that open an account. We will not contribute any amount, nor match contributions for our five senior officers.

Policy with Respect to Section 162(m)

The Compensation Committee has considered the anticipated tax treatment to us regarding the compensation and benefits paid to the executive officers in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. Under Section 162(m), the amount of compensation paid to our chief executive officer and certain other highly compensated executives that is deductible for federal income tax purposes is limited to $1,000,000 annually, subject to certain performance, disclosure, and stockholder approval requirements. Our basic philosophy is to strive to provide such executive officers with a compensation package that will balance the deductibility of such payments for us with the necessity to provide competitive compensation packages. Certain types of compensation payments and their deductibility depend upon the timing of the executive officer’s vesting or exercise of previously granted rights. Certain compensation arising from restricted stock awarded to executive officers under our 1992 Stock Option Plan does not meet the requirements of section 162(m). If awards under the 1998 Equity Participation Plan constitute qualified performance-based compensation, such awards will not be subject to the Section 162(m) deduction limitation.

Interpretations of and changes in the tax laws and other factors beyond the compensation committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

Co	mpensation Committee

Ed	mund C. King, Chair
Sam	Yellen and
Tim	othy J. Triche, M.D.

March 18, 2002

STOCK PERFORMANCE GRAPH

This graph compares the cumulative total stockholder return on our common stock from December 31, 1996 to December 31, 2001 with the cumulative stockholder total return of (1) the Standard & Poor’s 500 Stock Index and (2) the NAREIT Hybrid REIT Index. The comparison assumes $100 was invested on December 31, 1996 in our common stock and in each of the foregoing indices and assumes the reinvestment of dividends.

Total Return Stock Performance

The stock performance depicted in the above graph is not necessarily indicative of future performance. The stock performance graph and compensation committee report shall not be deemed incorporated by reference into any filing by us under the Securities Act or the Exchange Act except to the extent that we specifically incorporate such information by reference, and shall not otherwise be deemed filed under such Acts.

Required Vote and Recommendations

The five nominees receiving the most votes (providing a quorum is present) will be elected as directors. For purposes of this Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will count towards the presence of a quorum for Proposal 1. Properly executed and unrevoked proxies will be voted FOR the nominees set forth in Proposal 1 unless contrary instructions or an abstention are indicated in the proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL
THE NOMINEES SET FORTH IN PROPOSAL 1.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2001, all directors, executive officers and persons who beneficially own more than 10% of our common stock have complied with the reporting requirements of Section 16(a).

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP audited our financial statements for the year ended December 31, 2001 and have been our auditors since our organization in May 1992. Fees for the year ended December 31, 2001 were:

Audit Fees:    $188,277 for the audit of our financial statements and reviews of our quarterly financial statements.

Financial Information Systems Design and Implementation Fees:    None.

All Other Fees:    $202,331 for tax and tax compliance related services.

A representative of Ernst & Young LLP is expected to be present at the April 26, 2002 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2003 Annual Meeting must be received by the Company for inclusion in its proxy statement by November 19, 2002. To assure that a stockholder’s proposal is included in the proxy statement, it will be necessary for the stockholder to comply with the regulations of the SEC governing inclusion of such proposals.

Stockholders may directly nominate persons for director only by complying with the procedure set forth in the Company’s By-Laws. The Bylaws require that the stockholder submit the names of such persons in writing to the Secretary of the Company not less than 60 days nor more than 150 days prior to the date of the preceding year’s annual meeting. The nominations must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director and as to the stockholder giving the notice (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company’s capital stock which are beneficially owned by such person on the date of such stockholder notice, (d) such nominee’s consent to serve as a director if elected and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company’s books, of such stockholder to be supporting such nominees and (b) the class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice.

Matters may be brought before the meeting by stockholders only if notice is delivered to the principal executive offices of the Company not less than 60 days nor more than 150 days prior to the anniversary of the last annual meeting of stockholders. Each such stockholder notice shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, (a) a brief description of the matter desired to be brought before the annual meeting and the reasons for bringing such matter before the annual meeting and (b) any material interest of the stockholder in such matter; and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Company’s books, of such stockholder and any other stockholders known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice and (b) the class and number of shares of the Company’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholder known by such stockholder to be supporting the bringing of such matter before the annual meeting as of the date of such stockholder notice.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors and officers, without receiving any additional compensation, may solicit proxies personally, by telephone or telegraph. We will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of common shares and will reimburse them for their expenses in doing so. We have retained the services of Georgeson Shareholder, Inc. for a fee of $5,500 plus out-of-pocket expenses, to assist in the solicitation of proxies.

Our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2001 is being mailed concurrently with this proxy statement to all stockholders of record as of March 8, 2002. WE WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 2001 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO OUR CORPORATE SECRETARY, AT 300 ESPLANADE DRIVE SUITE 1860, OXNARD, CA 93030.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By	Order of the Board of Directors

WE	NDY L. SIMPSON
Vic	e Chairman and Chief Financial Officer

Oxnard, California
March 18, 2002

LTC Properties, Inc.
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Holder Account Number
C 1234567890 JNT

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    Annual Meeting Proxy Card

[A] Election of Directors
The Board of Directors recommends a vote FOR the listed nominees.

	FOR		WITHHOLD
01-Andre C. Dimitriadis	[_	]	[_	]
02- Edmund C. King	[_	]	[_	]
03-Wendy L. Simpson	[_	]	[_	]
04-Timothy J. Triche, M.D.	[_	]	[_	]
05-Sam Yellen	[_	]	[_	]

In accordance with the judgements of the Proxies, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

This Proxy will be voted as directed. If no contrary direction is made, this Proxy will be voted “FOR” all nominees listed under item (A).

[B] Authorized Signatures-Sign Here-This section must be completed for your instructions to be executed. Important: Please sign your name exactly as it appears hereon. When signing as an attorney, executor, administrator, trustee or guardian, add such title in your signature. NOTE: If you receive more than one proxy card, please date and sign each card and return all proxy cards, in the enclosed envelope.

Signature 1	Signature 2	Date (dd/mm/yyyy)

1

Proxy—LTC Properties, Inc.

This Proxy is Solicited by the Board of Directors
for the Annual Meeting of Stockholders—April 26, 2002

The undersigned hereby appoints: Andre C. Dimitriadis and Wendy L. Simpson, or either of them, each with the power of substitution, as Proxies, and hereby authorizes each of them to represent and vote, as designated below, the shares held of record by the undersigned at the annual meeting of stockholders of LTC Properties, Inc. to be held at the Marriott Residence Inn, Oxnard, California, on Friday, April 26, 2002 at 9:00 A.M., or any adjournments or postponements thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND MAIL THIS CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!